August  15,  1996



Mr.  C.  Fred  Jackson
93  Alexandria  Way
Basking  Ridge,  NJ  07920

Dear  Fred:

It is with pleasure that we provide you this offer of employment with Jayhawk Acceptance Corporation to be our new Chief Financial Officer. I feel that your acceptance today launches a new era for Jayhawk. The synergy resulting from your participation on the senior management team suggest dynamic results -- mutually rewarding for each of us, individually, and for the business.

Your starting 12-month base salary will be $180,000, and is payable on the 15th and the last working day of each month. In addition to your base salary, you will be provided a bonus plan based on Company and individual performance.
 Awards are made annually, shortly after the completion of the calendar year, ending December 31. For our calendar year ending December 31, 1996, you will be guaranteed a bonus award of $50,000.

On the date your employment commences, Jayhawk will grant you options to purchase 20,000 shares of Jayhawk Acceptance Corporation stock under the Company's Stock Option Plan. These options, granted to you on your first day of employment with Jayhawk, will be granted at the strike price of the fair market value of Jayhawk Acceptance Corporation stock on the date on which you execute this letter, and will vest immediately. Additionally, you will be granted options to buy 30,000 shares of stock, granted at the strike price of the fair market value of Jayhawk stock on the date on which you execute this letter -- vesting at a rate of 20% per year. You will be granted options to buy 20,000 shares of Jayhawk stock, at minimum, for 1997 -- vesting at 20% per year from your date of employment.

Jayhawk will also provide a relocation package for your move to the Dallas area. This package consists of house hunting trips, temporary housing through December, 1996, if necessary, and movement of household goods. All moving expenses will be grossed up, in order to avoid the payment of taxes on your part.

Mr.  C.  Fred  Jackson
August  15,  1996
Page  2




For two years from the date of your employment, should your employment be terminated by Jayhawk for any reason other than Cause*, or if you are asked to take a reduction in wages, or your position is eliminated of significantly downgraded, you will receive 12 months base salary. Furthermore, in the event that Jayhawk experiences a "change in control," resulting in a material change to your job function, you will receive 12 months total compensation. In any of the circumstances described above, the Company would maintain your health and welfare benefits for the same period. Should your employment be terminated as a result of certain "changes in control" of the Company, all unvested stock options will vest immediately, in accordance with the terms of the Plans. In the event you are terminated for any reason other than Cause* or a "change in control**," all options would be treated in accordance with the terms of the Stock Plans.

Kindly return a signed copy of this letter, using the enclosed Federal Express package.

I am excited and happy about the successful future that your appointment suggest for all of us. Mike Smartt and Carl Westcott join me and the entire management team of Jayhawk in welcoming you.

Sincerely,


/s/ Richard B. Hoffman
Richard  B.  Hoffmann
President

/lb

Enclosures



     Accepted  By:_/s/ C. Fred Jackson_______
     Date:_8/16/96________________

Mr.  C.  Fred  Jackson
August  15,  1996
Page  3


                            Offer Letter Footnotes


* Termination for "Cause" shall mean Jayhawk Acceptance Corporation's ("Company") termination of your employment due to: a) consistent and material violation of Company's policies or procedures; b) material violation of any material law, rule or regulation; c) conduct involving moral turpitude or adverse to the public image of the Company; d) action in the aid of a competitor, vendor or supplier of the Company to the disadvantage of the Company; e) material misrepresentation or false statements on any document to Company in connection with your hiring or the commencement of your employment with the Company; f) misappropriation of funds or assets of the Company; g) willful refusal to perform your duties or to comply with Company's direction or instructions.

**        A "change of control" will be deemed to occur if (i) the "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), of securities representing more than 25% of the combined voting power of the Company is acquired by an "person" as defined in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, any corporation owned, directly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company or any person who is the beneficial owner of 25% of the combined voting power of the Company as of the effective date of the Stock Option Plan), (ii) the stockholders of the Company approve a definitive agreement to merge or consolidate the company with or into another corporation or to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan of liquidation, or (iii) during any period of two consecutive years, individuals who at the beginning of such period were members of the Board of Directors of the Company cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period).